Exhibit 4.10

Certain portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv). The Company hereby agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.

The omitted portions are (i) not material and (ii) customarily treated by the Company as private and confidential.

DATED

17th December 2025

FACILITY AGREEMENT

Between

REDCLOUD TECHNOLOGIES LIMITED

and

CHRISTINA ELISABETH BYLAND

CONTENTS

CLAUSE

1.	Definitions and Interpretation	2
2.	The Facility	4
3.	Purpose	4
4.	Interest.	4
5.	Repayment	4
6.	Costs	5
7.	Payments	5
8.	Events of Default	5
9.	Set-off	7
10.	Calculations	7
11.	Amendments, Waivers and Consents and Remedies	7
12.	Severance	8
13.	Assignment and transfer	8
14.	Counterparts	8
15.	Third party rights	8
16.	Notices	8
17.	Governing law and jurisdiction	9

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This agreement is dated 17th December 2025

Parties

(1)	REDCLOUD TECHNOLOGIES LIMITED incorporated and registered in England and Wales with company number 08872820 whose registered office is at 50 Liverpool Street, London EC2M 7PY United Kingdom (Borrower); and

(2)	CHRISTINA ELISABETH BYLAND of Chemin Des Etroubles 23, 1232 Confignon, Switzerland (Lender)

BACKGROUND

(A)	The Lender has agreed to make a term loan to the Borrower to assist its working capital position.

(B)	The lender and the Borrower have agreed to enter into the terms of this Facility Agreement to record the terms of the Loan.

Agreed terms:

1.1	Definitions

The following definitions apply in this agreement.

Business Day: a day other than a Saturday, Sunday or public holiday in England and or Switzerland when banks in London and Geneva are open for business.

Event of Default: any event or circumstance listed in clause 8.1 to clause 8.9.

Facility: the term loan facility made available under this agreement.

Loan: the principal amount of the loan made or to be made by the Lender to the Borrower under this agreement or (as the context requires) the principal amount outstanding for the time being of that loan.

Potential Event of Default: any event or circumstance specified in clause 8.1 to clause 8.9 that would, on the giving of notice, expiry of any grace period or making of any determination under this agreement, or satisfaction of any other condition (or any combination thereof), become an Event of Default.

Repayment Date: has the meaning set out in clause 6.1.

Security: any mortgage, charge (whether fixed or floating, legal or equitable), pledge, lien, assignment by way of security or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Swiss Francs and or CHF: the lawful currency of Switzerland.

Total Facility Amount: the maximum principal amount of the Facility referred to in clause.

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1.2	Interpretation

In this agreement:

(a)	clause, Schedule and paragraph headings shall not affect the interpretation of this agreement;

(b)	a reference to a person shall include a reference to an individual, firm, company, corporation, partnership, unincorporated body of persons, government, state or agency of a state or any association, trust, joint venture or consortium (whether or not having separate legal personality);

(c)	unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular;

(d)	unless the context otherwise requires, a reference to one gender shall include a reference to the other genders;

(e)	a reference to a party shall include that party’s successors, permitted assigns and permitted transferees and this agreement shall be binding on, and enure to the benefit of, the parties to this agreement and their respective personal representatives, successors, permitted assigns and permitted transferees;

(f)	a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time;

(g)	a reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision;

(h)	a reference to a time of day is to London time;

(i)	a reference to writing or written includes email;

(j)	an obligation on a party not to do something includes an obligation not to allow that thing to be done;

(k)	a reference to this agreement (or any provision of it) or to any other agreement or document referred to in this agreement is a reference to this agreement, that provision or such other agreement or document as amended (in each case, other than in breach of the provisions of this agreement) from time to time;

(I)	any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;

(m)	a reference to an amendment includes a novation, re-enactment, supplement or variation (and amended shall be construed accordingly);

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(n)	a reference to continuing in relation to an Event of Default means an Event of Default that has not been remedied or waived;

(o)	a reference to determines or determined means, unless the contrary is indicated, a determination made at the discretion of the person making it;

(p)	a reference to a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

2.	The Facility

2.1	The Lender grants to the Borrower an unsecured Swiss Franc loan facility in an amount of CHF2,000,000 (two million Swiss Francs) on the terms, and subject to the conditions, of this agreement.

3.	Purpose

3.1	The Borrower shall use all money borrowed under this agreement for its working capital purposes.

3.2	The Lender is not obliged to monitor or verify how any amount advanced under this agreement is used.

4.	Interest

4.1	The Borrower shall pay interest on the loan facility at the rate of 10% (ten percent) per annum.

4.2	Interest shall be payable in arrear, on the Repayment Date or such earlier date if the borrower repays the Loan earlier.

4.3	if the Borrower fails to make any payment due under this agreement on the due date for payment, interest shall accrue daily, from the date of non-payment to the date of actual payment (both before and after judgment), at 4% above the base rate of Barclays Bank PLC as varied from time to time. Interest accrued under this clause 4.3 shall be immediately payable by the Borrower on demand by the Lender.

5.	Repayment

5.1	The Borrower shall repay the Loan on or before 25th March 2027 and subject to 3i/Ayrton Note Agreements, the Company is prohibited from repaying any principal or interest owed to any officer, director or any 10% or more shareholder of the Company until the 3i/Ayrton Notes have been fully paid or converted. The Borrower intends to repay the loan before the payment date subject to the 3i/Ayrton Note Agreements.

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6.	Costs

6.1	The parties shall be responsible for their own costs and expenses (together with any value added tax on them) that they each incur in connection with the negotiation and preparation, execution, amendment, extension and alteration of the Loan and/or this agreement.

7.	Payments

7.1	All payments made by the Borrower under this agreement shall be in Swiss Francs and in immediately available cleared funds to the Lender at such account as the Lender may notify the Borrower from time to time.

7.2	All payments made by the Borrower under this agreement shall be made in full, without set-off, counterclaim or condition, and free and clear of, and without any deduction or withholding, provided that, if the Borrower is required by law or regulation to make such deduction or withholding, it shall:

(a)	ensure that the deduction or withholding does not exceed the minimum amount legally required;

(b)	pay to the relevant taxation or other authorities, as appropriate, the full amount of the deduction or withholding;

(c)	furnish to the Lender, within the period for payment permitted by the relevant law, either:

(i)	an official receipt of the relevant taxation authorities concerned on payment to them of amounts so deducted or withheld; or

(ii)	if such receipts are not issued by the taxation authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding; and

(d)	pay to the Lender such additional amount as is necessary to ensure that the net full amount received by the Lender after the required deduction or withholding is equal to the amount that the Lender would have received had no such deduction or withholding been made.

8.	Events of Default

Each of the events or circumstances set out in this clause 8 (other than clause 8.10) is an Event of Default.

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8.1	The Borrower fails to pay any sum payable by it under this agreement, unless its failure to pay is caused solely by an administrative error or technical problem and payment is made within 5 (five) Business Days of its due date.

8.2	The Borrower fails (other than by failing to pay), to comply with any provision of this agreement and (if the Lender considers, acting reasonably, that the default is capable of remedy), such default is not remedied within fifteen Business Days of the earlier of:

(a)	the Lender notifying the Borrower of the default and the remedy required;

(b)	the Borrower becoming aware of the default.

8.3	Any representation, warranty or statement made, repeated or deemed made by the Borrower in, or pursuant to, this agreement is (or proves to have been) incomplete, untrue, incorrect or misleading in any material respect when made, repeated or deemed made.

8.4	The Borrower stops or suspends payment of any of its debts, or is unable to, or admits its inability to, pay its debts as they fall due.

8.5	A moratorium is declared in respect of any indebtedness of the Borrower.

8.6	Any action, proceedings, procedure or step is taken for:

(a)	the suspension of payments, a moratorium of any Indebtedness, bankruptcy or reorganisation (using a voluntary arrangement, scheme of arrangement or otherwise) of the Borrower; or

(b)	the composition, compromise, assignment or arrangement with any creditor; or

(c)	the appointment of an administrator or liquidator or other similar officer in respect of the Borrower or any of its assets; or

(d)	the enforcement of any Security over any assets of the Borrower.

8.7	Any provision of this agreement is or becomes, for any reason, invalid, unlawful, unenforceable, terminated, disputed or ceases to be effective or to have full force and effect.

8.8	The Borrower repudiates or rescinds or shows an intention to repudiate or rescind this agreement.

8.9	Any event occurs (or circumstances exist) which, in the reasonable opinion of the Lender, has or is likely to materially and adversely affect the Borrower’s ability to perform all or any of its obligations under, or otherwise comply with the terms of, this agreement.

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8.10	On and at any time after the occurrence of an Event of Default the Lender may:

(a)	by notice to the Borrower:

(i)	cancel all outstanding obligations of the Lender under this agreement whereupon they shall immediately be cancelled; and/or

(ii)	declare that the Loan (and all accrued interest and all other amounts outstanding under this agreement) is immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	declare that the Loan be payable on demand, whereupon it shall become immediately payable on demand by the Lender.

9.	Set-off

9.1	The Lender may at any time set off any liability of the Borrower to the Lender against any liability of the Lender to the Borrower, whether either liability is present or future, liquidated or unliquidated, and whether or not either liability arises under this agreement. If the liabilities to be set off are expressed in different currencies, the Lender may convert either liability at a market rate of exchange for the purpose of set-off. Any exercise by the Lender of its rights under this clause 9.1 shall not limit or affect any other rights or remedies available to it under this agreement or otherwise.

9.2	The Lender is not obliged to exercise any of its rights under clause 9.1, but if the rights are exercised, the Lender shall promptly notify the Borrower of the set-off that has been made.

10.	Calculations

10.1	Any interest under this agreement shall accrue on a day-to-day basis, calculated according to the number of actual days elapsed and a year of 365 days.

11.	Amendments, Waivers and Consents and Remedies

11.1	No amendment of this agreement shall be effective unless it is in writing and signed by, or on behalf of, each party to it (or its authorised representative).

11.2	A waiver of any right or remedy under this agreement or by law, or any consent given under this agreement, is only effective if given in writing by the waiving or consenting party and shall not be deemed a waiver of any other breach or default. It only applies in the circumstances for which it is given and shall not prevent the party giving it from subsequently relying on the relevant provision.

11.3	A failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, prevent or restrict any further exercise of that or any other right or remedy or constitute an election to affirm this agreement. No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy. No election to affirm this agreement by the Lender shall be effective unless it is in writing.

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11.4	The rights and remedies provided under this agreement are cumulative and are in addition to, and not exclusive of, any rights and remedies provided by law.

12.	Severance

If any provision (or part of a provision) of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision (or part of a provision) shall be deemed deleted. Any modification to or deletion of a provision (or part of a provision) under this clause shall not affect the legality, validity and enforceability of the rest of this agreement.

13.	Assignment and transfer

13.1	The Lender may assign any of its rights under this agreement or transfer all its rights or obligations by novation.

13.2	The Borrower may not assign any of its rights or transfer any of its rights or obligations under this agreement.

14.	Counterparts

14.1	This agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute one agreement.

15.	Third party rights

15.1	A person who is not a party to this agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this agreement. This does not affect any right or remedy of a third party which exists, or is available, apart from that Act.

16.	Notices

16.1	Any notice or other communication given to a party under or in connection with, this agreement shall be:

(a)	in writing;

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(b)	delivered by hand, by pre-paid first-class post or other next working day delivery service or sent by email; and

(c)	sent to:

(i)	the Borrower at:
50 Liverpool Street London EC2M 7PY
Email: [*]
Attention: Ethan Donovan, Chief of Staff

(ii)	the Lenders at:
Christina Elisabeth Byland
[*] Email: [*]

or to any other address or email as is notified in writing by one party to the other from time to time.

16.2	Any notice or other communication that the Lender gives to the Borrower under or in connection with, this agreement shall be deemed to have been received:

(a)	if delivered by hand, at the time it is left at the relevant address;

(b)	if posted by pre-paid first-class post or other next working day delivery service, on the second Business Day after posting; and

(c)	if sent by email, when received.

16.3	A notice or other communication given as described in clause 16.2(a) or clause 16.2(c) on a day that is not a Business Day, or after normal business hours, in the place it is received, shall be deemed to have been received on the next Business Day.

16.4	Any notice or other communication given to the Lender shall be deemed to have been received only on actual receipt.

17.	Governing law and jurisdiction

17.1	This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

17.2	Each party irrevocably agrees that, subject as provided below, the courts of England and Wales shall have exclusive jurisdiction over any dispute or claim (including non-contractual disputes or claims) that arises out of, or in connection with this agreement or its subject matter or formation. Nothing in this clause shall limit the right of the Lender to take proceedings against the Borrower in any other court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdictions, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

17.3	The Borrower irrevocably consents to any process in any legal action or proceedings under clause 17.2 being served on it in accordance with the provisions of this agreement relating to service of notices. Nothing contained in this agreement shall affect the right to serve process in any other manner permitted by law.

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This agreement has been entered into on the date stated at the beginning of it.

Signed by JUSTIN FLOYD for and on
behalf of REDCLOUD TECHNOLOGIES LIMITED

/s/ Justin Floyd
Justin Floyd

Signed by CHRISTINA ELISABETH BYLAND

/s/ Christina Byland
Christina Byland

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